Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
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File No. 038961-0002

July 8, 2005

Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, Canada

Re:$200,000,000 Aggregate Principal Amount of 8 1/4% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

     We have acted as special counsel to Standard Aero Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $200,000,000 aggregate principal amount of its 8 1/4% Senior Subordinated Notes due 2014 (the “Securities”) and the guarantees of the Securities (the “Guarantees”) by the guarantors listed on Exhibit A hereto (the “Guarantors”) under an Indenture dated as of August 20, 2004, as supplemented on August 24, 2004, August 24, 2004, March 3, 2005 and March 31, 2005 (as so supplemented, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2005 (File No. 333-124394), as amended on May 9, 2005, July 1, 2005 and July 8, 2005 (as so amended, the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the enforceability of the Securities and Guarantees as provided herein.

     In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and those Guarantors incorporated in the State of Delaware (the “Covered Guarantors”) in connection with the authorization and issuance of the Securities and the Guarantees, respectively. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

     We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the province of Nova Scotia, Canada and

July 8, 2005

the federal laws of Canada are address in the opinions listed on Exhibit B hereto, which have been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusion expressed herein, we have, with your consent, assumed such matters.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) The Securities have been duly authorized by all necessary corporate action of the Company and, when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture in the manner contemplated by the Registration Statement and the Registration Rights Agreement, dated as of August 20, 2004 (the “Registration Rights Agreement”), among the Company, the Guarantors, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Credit Suisse First Boston LLC, the Securities will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(2) The Guarantee of each of the Covered Guarantors has been duly authorized by all necessary corporate action of such Covered Guarantor and, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture in the manner contemplated by the Registration Statement and the Registration Rights Agreement, each of the Guarantees will be the legally valid and binding obligations of the respective Guarantor, enforceable against the respective Guarantor in accordance with its terms.

     The opinions rendered in paragraphs 1 and 2 relating to the enforceability of the Securities and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion as to the enforceability of any provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty and (e) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 4.06 of the Indenture; or (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

     With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee and each Guarantor that is not a Covered Guarantor, enforceable against each of them in

July 8, 2005

accordance with its terms, and (b) that the status of the Indenture, the Securities and the Guarantees as legally valid and binding obligations is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins

July 8, 2005

Exhibit A

Guarantors

Name	Jurisdiction

1. Standard Aero (US), Inc.	Delaware

2. Standard Aero (US) Legal, Inc.	Delaware

3. Standard Aero, Inc.	Delaware

4. Standard Aero Materials, Inc.	Delaware

5. Standard Aero (San Antonio) Inc.	Delaware

6. Standard Aero (Alliance) Inc.	Delaware

7. Standard Aero Canada, Inc.	Delaware

8. Standard Aero Redesign Services Inc.	Delaware

9. 3091781 Nova Scotia Company	Nova Scotia

10. 3091782 Nova Scotia Company	Nova Scotia

11. 3091783 Nova Scotia Company	Nova Scotia

12. Standard Aero Limited	Canada

13. Not FM Canada Inc.	Canada

July 8, 2005

Exhibit B

Jurisdiction	Guarantor(s)	Firm

Nova Scotia	3091781 Nova Scotia Company	Stewart McKelvey Stirling Scales
	3091782 Nova Scotia Company	1959 Upper Water Street, Suite 900
	3091783 Nova Scotia Company	P.O. Box 997
Halifax, NS B3J 2X2

Contact: Charles Reagh
(902) 420-3335

Canada	Standard Aero Limited	Aikins MacAulay & Thorvaldson
	Not FM Canada Inc.	Commodity Exchange Tower,
30th Floor
360 Main Street
Winnipeg, MB R3C 4G1

Contact: Michelle Chorney
(204) 957-0050